Exhibit (c)(iii)

DRAFT All numbers and references herein are highly preliminary and subject to material refinement PRELIMINARY, ILLUSTRATIVE DRAFT – FOR REFERENCE ONLY AND SUBJECT TO MATERIAL CHANGE Project Seashore Discussion materials 1 6 June 2023

PRELIMINARY, ILLUSTRATIVE DRAFT – FOR REFERENCE ONLY AND SUBJECT TO MATERIAL CHANGE Topics for discussion 2 Key Special Committee confirmations Potential business plan sensitivities C Terminal cash flow assumptions B May 70% Plan financing considerations A

PRELIMINARY, ILLUSTRATIVE DRAFT – FOR REFERENCE ONLY AND SUBJECT TO MATERIAL CHANGE Key items for the Special Committee to confirm 3 ◼ Business plan for basis of analysis □ Confirmation of capital need assumptions (if any) ◼ Confirmation of terminal assumptions ◼ Confirmation of NOL / tax assumptions ◼ Direction on model sensitivities to run

PRELIMINARY, ILLUSTRATIVE DRAFT – FOR REFERENCE ONLY AND SUBJECT TO MATERIAL CHANGE 1 of 2 Net leverage1 Considerations for raising capital to fund May 70% Build Plan 4 ◼ May 70% Build Plan has ~$400m total shortfall in capital by 2026 ◼ Current revolver covenants limit ability to use leverage capacity to fund shortfall □ Model projects revolver fully drawn up to 35% springing covenant level ($79m) by year-end 2023 □ Incurrence of debt above 35% revolver draw is subject to a 6.35x leverage covenant □ Based on EBITDA / cash generation profile, additional leverage capacity below 6.35x covenant level unavailable until late 2024 / early 2025 ◼ Management has guided that ~$250 - 275m of new capital would be needed to bridge to the point at which additional revolver capacity is available to fund the remainder of the ~$400m shortfall ◼ Seagull approval rights on new capital raised require careful consideration and management 1. SECTION NAME A May 70% Plan financing considerations Situation overview May 70% Plan liquidity and leverage overview Total liquidity Net leverage1 Total liquidity Ending cash balance Ending revolver capacity New capital raise A B A PF for illustrative capital raise at Dec-23E B Source: May 70% LRP Note: 1. Defined as debt (gross of issuance costs) including finance leases less cash on hand ÷ LTM EBITDA 336 27 10 10 10 21 275 241 241 227 41 30 241 577 543 237 51 40 262 4.9x 5.8x 6.1x 5.3x 4.2x 3.2x Mar-23A Dec-23E Dec-24E Dec-25E Dec-26E Dec-27E Chart Title 336 28 (201) (385) (387) (161) 241 79 -- -- 577 107 (201) (385) (387) (161) 4.9x 6.7x 6.9x 5.9x 4.7x 3.6x Mar-23A Dec-23E Dec-24E Dec-25E Dec-26E Dec-27E Chart Title

PRELIMINARY, ILLUSTRATIVE DRAFT – FOR REFERENCE ONLY AND SUBJECT TO MATERIAL CHANGE

A May 70% Plan financing considerations

Considerations for raising capital to fund May 70% Build Plan

2 of 2

New capital: illustrative options

Negotiated senior equity instrument

- **Highly bespoke** instruments with range of potential structures / terms
- Likely needs to be structured as junior to Seagull preferred equity
- Based on capital structure, investors would likely target **20 - 25% total return through a convertible preferred instrument**
  - PIK interest (10 - 15%) for portion or all of instrument life
  - Conversion to common equity at a premium (10 - 20%) after specified period
  - Make-whole if called within certain period (~3 years)
  - Put rights for new investor (cash redemption or mandatory conversion)
  - Potential governance considerations
- Structuring may require management of **change-of-control** terms on current debt (dependent on size of conversion)

Illustration

$m	2023E	2024E	2025E	2026E	2027E
Seagull preferred (at liquidation preference)	$521	$569	$621	$678	$741
Illustrative new preferred instrument (25% IRR)	275	344	430	537	671
Total preferred equity (pro forma)	**796**	**913**	**1,051**	**1,216**	**1,412**
(+) Net debt	2,146	2,448	2,614	2,611	2,373
Memo: xLTM EBITDA	*6.7x*	*6.9x*	*5.9x*	*4.7x*	*3.6x*
Net debt including preferred equity	**2,942**	**3,361**	**3,665**	**3,827**	**3,785**
Memo: xLTM EBITDA	*9.2x*	*9.4x*	*8.3x*	*6.8x*	*5.7x*

Rights issue

- **Limited recent precedents** in US public markets
- Issued at **meaningful discount** to trading price
- Practical requirement to have **Seagull's participation** in order to underwrite

Illustration

$m, except per share	
Illustrative capital requirement	**$275**
Undisturbed share price	$2.76
Illustrative offering discount	20.0%
Implied offering price	$2.30
Implied shares issued	**119.6**
% of current basic shares outstanding	*102.5%*

Public market announcement of need for liquidity may result in **negative share price reaction**, impacting the cost / terms of external capital

Source: May 70% LRP
Note:
1. Defined as debt (gross of issuance costs) including finance leases less cash

5

PRELIMINARY, ILLUSTRATIVE DRAFT – FOR REFERENCE ONLY AND SUBJECT TO MATERIAL CHANGE $m Terminal Total revenue $1,525 Adj. EBITDA 741 (-) Stock-based compensation (10) Adj. EBITDA (less SBC) $731 (-) One-time items (15) (-) D&A EBIT 716 (-) Tax at marginal rate (25%) (179) NOPAT 537 (+) D&A (-) CapEx (+ / -) Source / (use) of NWC (4) Unlevered FCF $533 Self Funding LRP $m 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E Total sales $1,119 $1,141 $1,205 $1,282 $1,332 $1,388 $1,432 $1,479 $1,525 % growth 1.9% 5.6% 6.4% 3.9% 4.2% 3.2% 3.3% 3.1% Adj. EBITDA 321 362 428 522 597 647 683 718 741 % margin 28.6% 31.7% 35.5% 40.7% 44.8% 46.7% 47.6% 48.5% 48.6% CapEx Build 168 93 55 62 73 63 63 63 54 Success-based 175 158 167 148 132 139 141 144 141 Obligatory 88 86 79 73 69 75 75 75 75 Other 29 15 – – – – – – – Total CapEx 460 352 301 283 274 277 280 283 270 CapEx % of sales Build 15.0% 8.2% 4.6% 4.8% 5.5% 4.6% 4.4% 4.3% 3.6% Success-based 15.6% 13.8% 13.9% 11.6% 9.9% 10.0% 9.9% 9.8% 9.3% Obligatory 7.8% 7.5% 6.5% 5.7% 5.2% 5.4% 5.2% 5.1% 4.9% Other 2.6% 1.3% – – – – – – – Total CapEx 41.1% 30.9% 25.0% 22.1% 20.6% 20.0% 19.5% 19.1% 17.7% Discussion of terminal period CapEx assumptions 6 Source: Self Funding LRP Note: 1. Includes Core Network Upgrade and Digital Transformation CapEx 1. SECTION NAME B Terminal cash flow assumptions Business plan metrics Illustration of terminal period Determination of “steady-state” CapEx will be key in evaluating the value of Condor in perpetuity Memo: see appendix for peer CapEx benchmarking over time 1 1

PRELIMINARY, ILLUSTRATIVE DRAFT – FOR REFERENCE ONLY AND SUBJECT TO MATERIAL CHANGE Illustrative business plan value drivers to sensitize 7 1. SECTION NAME C Potential business plan sensitivities Illustrative metric Self Funding LRP assumption Self Funding LRP metric 2023E 2027E 2031E Terminal residential fiber penetration rate ◼ Residential fiber build cohort terminal penetration rates of 40% by year 6 16.8% 33.7% 35.7% Enterprise & carrier sales (CAGR since 2022A) ◼ Enterprise & carrier sales recover to 2019A levels by 2031E; represents CAGR over this period of 0.2% p.a. (2.6%) 0.4% 1.4% Non-video COGS (% of sales) ◼ 150bps improvement vs. 2023E in 2024E with subsequent 50bps p.a. improvements from 2025 - 27E 15.0% 12.0% 12.0% EBITDA margin ◼ Margin expansion as fiber build-out leads to improved operating leverage and decreased marketing spend per subscriber 28.6% 44.8% 48.6% Terminal CapEx intensity (% of sales) ◼ CapEx costs based on extrapolation of current construction cost and maintenance expectations 41.1% 20.6% 17.7% Source: Self Funding LRP

Appendix 8

PRELIMINARY, ILLUSTRATIVE DRAFT – FOR REFERENCE ONLY AND SUBJECT TO MATERIAL CHANGE 19% 37% 26% 25% 24% 23% 21% 19% 18% 17% 16% 13% 13% Avg. of peers: 21% Avg. of peers adj.: 19% – 5% 10% 15% 20% 25% 30% 35% 40% Chart Title 9 Average CapEx / Revenue % (2008 – 2022) Peer CapEx benchmarking Source: Company filings Notes: 1. Average excludes Shentel and TDS (Telecom segment) 2. Average calculated from 2008 through 2022 3. Average calculated from 2015 through 2022 4. Average calculated from 2008 through 2020 5. Average calculated from 2016 through 2022 6. TDS (Telecom segment) excludes HMS business segment in historical periods 7. ATN International excludes energy business segment in historical periods 8. Cincinnati Bell based on its Network segment financials (data, video, voice and other, as well as Entertainment and Communications and Wireline) in historical periods B Terminal cash flow assumptions (Telecom segment) (Cable) 5 2 4 3 Condor 1 6 7 8